Exhibit 99.1

FOR IMMEDIATE RELEASE

NeurogesX, Inc. Stephen Ghiglieri Chief Financial Officer (650) 358-3310	The Ruth Group Sara Pellegrino (investors) (646) 536-7002 spellegrino@theruthgroup.com Jason Rando (media) (646) 536-7025 jrando@theruthgroup.com

NeurogesX Receives FDA Approval of Qutenza™ (capsaicin) 8% Patch for Treatment of Postherpetic Neuralgia (PHN)

First and only prescription strength capsaicin product can provide up to 12 weeks of reduced pain from a single one-hour treatment

San Mateo, Calif., (November 16, 2009) – NeurogesX, Inc. (NASDAQ: NGSX) announced today that the U.S. Food and Drug Administration (FDA) has approved Qutenza™ (capsaicin) 8% patch, the first and only product containing prescription strength capsaicin, for the management of neuropathic pain due to postherpetic neuralgia (PHN), the nerve pain which can follow shingles. Qutenza delivers a synthetic form of capsaicin, the substance in chili peppers that gives them their heat sensation, through a dermal delivery system, providing up to 12 weeks of reduced pain following a single one-hour application. It is the first product from NeurogesX to be approved by the FDA.

“PHN can be an excruciatingly painful condition that can affect many aspects of a patient’s quality of life. Despite a variety of medications for pain, undesirable side effects often limit their use and therefore, the treatment of PHN continues to represent a significant unmet need,” said Lynn Webster, M.D., Medical Director, Lifetree Clinical Research, Salt Lake City, Utah. “Qutenza may provide a unique treatment option that works at the site of the pain and may be useful as a treatment option in combination with existing therapies.”

Qutenza works by targeting certain pain nerves in the area of skin where pain is being experienced. The Qutenza patch is applied by a physician or a healthcare professional. Clinical studies have shown that PHN pain can be reduced for up to 12 weeks following a single one-hour treatment. Up to four patches may be used and patches may be cut to conform to the size and shape of the painful area. Qutenza is a locally-acting, non-narcotic medication that is unlikely to cause drowsiness or have drug-drug interactions. Treatment with Qutenza may be repeated every three or more months as warranted by the return of pain.

In clinical trials, the most common adverse reactions were application site redness, pain, itching, and papules. The majority of these reactions were transient and self limited. Among patients treated with Qutenza, one percent discontinued prematurely due to an adverse event. Serious adverse reactions included application site pain and increased blood pressure. Increases in blood pressure occurred during or shortly after exposure to Qutenza. The changes were on average less than 10 mm Hg, although some patients had greater increases and these changes lasted for approximately two hours after patch removal.

“We are delighted to have received the FDA’s approval to provide this novel pain management therapy to the many patients and physicians looking for new ways to manage PHN,” said Anthony DiTonno, President and Chief Executive Officer, NeurogesX. “The approval of Qutenza is a tremendous accomplishment for NeurogesX as it represents the culmination of numerous years of hard work and determination by our entire organization. With Qutenza now approved both in the United States and European Union, we expect 2010 will be a great year for NeurogesX as Qutenza is introduced in these major markets.”

NeurogesX plans to commercialize Qutenza in the United States through its own sales force and plans for the initial launch of Qutenza in the first half of 2010.

About Postherpetic Neuralgia (PHN)

Postherpetic neuralgia (PHN) is nerve pain that occurs following an attack of shingles. The pain can persist long after the shingles rash clears up and can disrupt sleep, mood, work and activities of daily living. Shingles can damage nerves and the pain from damaged nerves may feel like a sharp, burning, tingling, shooting or numb sensation. The risk of developing PHN increases with age (especially in people over 50) and for patients who experienced severe pain or severe rash during the acute shingles episode.

About Qutenza

QutenzaTM (capsaicin) 8% patch is a dermal delivery system that contains a prescription strength of capsaicin approved in the United States for the management of PHN. Qutenza is designed to reduce the pain associated with PHN after a single one hour administration. The capsaicin in Qutenza is a synthetic equivalent of a naturally occurring compound found in chili peppers. Qutenza has also been approved in the European Union.

Please see the complete prescribing information and visit the Qutenza Web site at www.Qutenza.com.

Conference Call Details

The Company will hold a conference call tomorrow morning, November 17, 2009 at 8:30 a.m. ET (5:30 a.m. PT) to discuss the FDA approval of Qutenza for the treatment of PHN.

To participate, please dial 1-877-407-0789 (USA) or 1-201-689-8562 (International). To access the live web cast please visit the Investor Relations section on the corporate web site at www.neurogesx.com.

A replay of the conference call will be available beginning November 17, 2009 at 11:30 a.m. ET (8:30 a.m. PT) and ending on December 17, 2009 by dialing 1-877-660-6853 (USA) or 1-201-612-7415 (International), Account Number: 3055, Conference ID Number: 338031. A replay of the webcast will also be available on the corporate website for one month, through December 17, 2009.

About NeurogesX, Inc.

NeurogesX is a San Francisco Bay Area-based biopharmaceutical company focused on developing and commercializing novel pain management therapies. NeurogesX was founded on the concept that use of prescription strength capsaicin could help manage the pain associated with neuropathic pain conditions. Since its inception, NeurogesX has leveraged its passion to help people with pain to efficiently develop this concept and is now poised to bring its lead product to patients and physicians. In addition, we continue to apply our knowledge and expertise in the development of other novel treatments for pain.

Our lead product, Qutenza™ (capsaicin) 8% patch, is a dermal delivery system containing a prescription strength of capsaicin that is currently approved in the United States and the European Union. Qutenza is expected to be launched by NeurogesX in the United States in the first half of 2010. In Europe, Qutenza will be marketed by Astellas Pharma Europe Ltd., (Astellas), the European subsidiary of Tokyo-based Astellas Pharma Inc.

NeurogesX’s second most advanced product candidate, NGX-1998, is a topically applied, liquid formulation containing a high concentration of capsaicin designed to treat pain associated with neuropathic pain conditions. NGX-1998 has completed three Phase 1 studies.

NeurogesX’s early stage product pipeline includes pre-clinical compounds, which are prodrugs of acetaminophen and various opioids. The company has evaluated these compounds in vitro and in vivo.

Safe Harbor Statement

This press release contains forward-looking statements for purposes of the Private Securities Litigation Reform Act of 1995 (the “Act”). NeurogesX disclaims any intent or obligation to update these forward-looking statements, and claims the protection of the Safe Harbor for forward-looking statements contained in the Act. Examples of such statements include but are not limited to: statements about the safety and efficacy of Qutenza™; the timing of launch and commercialization of Qutenza; and NeurogesX’ plans to commercialize Qutenza with its own sales force. Such statements are based on management’s current expectations, but actual results may differ materially due to various risks and uncertainties, including, but not limited to: any regulatory approvals which are received may be limited to certain indications; Qutenza and NeurogesX’ other product candidates may have unexpected adverse side effects; physician or patient reluctance to use Qutenza; difficulties or delays in the commercialization of Qutenza, including with respect to manufacture and supply of Qutenza; NeurogesX’ ability to recruit and maintain a sales force in the United States; and other difficulties or delays in the launch of Qutenza in the United States. For further information regarding these and other risks related to NeurogesX’ business, investors should consult NeurogesX’ filings with the Securities and Exchange Commission.

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